Exhibit 99.5

To: Cardtronics Customers

Subject: Evolving Cardtronics to Better Facilitate Our Global Growth

Dear Valued Customers,

As you are a valued Cardtronics customer, I want to share with you important news about our company.

Cardtronics today announced a realignment of our corporate and legal structure that will, subject to stockholder approval, change our parent company’s location of incorporation from Delaware to the United Kingdom.

We believe that redomiciling to the U.K., where we have approximately 60 percent of our employees and a substantial business presence, will help drive our continued global expansion and further strengthen our position as the leading global owner and operator of ATM networks. We continue to be fully committed to our customers and employees in the U.S. and North America.  Houston, Texas will remain our North American headquarters, and our European headquarters will be in London.

As a customer, you should not see any changes to our services and operations, and we do not anticipate any operational or staffing changes as a result of this redomicile. Your relationship and account managers, access to our services and support, and pricing and current contracts, will be unchanged as the result of our redomicile. All current product and service requests will be responded to and serviced per current operating procedures and timelines.

Customers are at the core of Cardtronics’ business and we remain dedicated to providing unparalleled service to you. We continue to be fully committed to maintaining and growing our business in the U.S. and North America.

Please see a copy of the press release that we issued on April 27, 2016 here [LINK TO PRESS RELEASE]. If you have any questions or would like more information regarding this announcement, please don’t hesitate to contact your relationship manager or one of us.

Steve Rathgaber	David Dove
CEO	President, North American Business Unit
Cardtronics, Inc.	Cardtronics, Inc.

Important Additional Information Regarding the Merger Filed with the SEC

Cardtronics Group Limited (“Cardtronics plc”) has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which contains a proxy statement/prospectus in connection with the proposed merger and related merger agreement, and each of Cardtronics, Inc. and Cardtronics plc may be filing other relevant materials with the SEC in connection with the transaction.  Cardtronics, Inc. urges its stockholders — including participants in its equity based incentive plans — and investors to read carefully the proxy statement/prospectus (and any other document that Cardtronics, Inc. or Cardtronics plc subsequently files with the SEC) before making any voting or investment decision about the proposed merger agreement because they contain important information about Cardtronics, Inc., Cardtronics plc and the proposed merger agreement.  Stockholders and investors may obtain these documents, as well as other filings containing information about Cardtronics, Inc. and Cardtronics plc, for free at the SEC’s website, www.sec.gov, or at Cardtronics, Inc.’s website, www.cardtronics.com — under “Investor Relations.”   Stockholders may also obtain a copy of these documents free of charge by contacting Cardtronics, Inc.’s Investor Relations Department in writing at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4975.

Participants in Solicitation

Cardtronics, Inc., Cardtronics plc and their directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders with respect to the matters to be voted upon at the annual meeting.  Information about the directors and executive officers of Cardtronics, Inc. and their ownership in Cardtronics, Inc. is included in the proxy statement/prospectus filed with the SEC and the documents and information incorporated by reference therein.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC.  Stockholders can obtain free copies of the documents by accessing the SEC’s and Cardtronics, Inc.’s website as described above.